July 2007	Preliminary Terms No. 322
Registration Statement No. 333-131266
Dated June 25, 2007
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
8% SPARQS®
Mandatorily Exchangeable for American Depositary Shares of CEMEX, S.A. de C.V.
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

SPARQS are short-term yield-enhancement securities that provide enhanced current income with exposure to an underlying security.  In exchange for current income, investors forgo upside potential above the yield to call.

SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	August 20, 2008
Underlying stock:
CEMEX, S.A. de C.V. American Depositary Shares (“CX ADSs”), each ADS representing ten Ordinary Participation Certificates (“CX CPOs”), each CX CPO representing two Series A shares and one Series B share.

Aggregate principal amount:	$
Coupon:	8% per annum, payable quarterly beginning November 20, 2007
Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into CX ADSs at the exchange ratio.
Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of CX ADSs, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on February 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	16-18% per annum on the stated principal amount (actual yield to call will be determined on the pricing date).
First call date:	February 20, 2008
Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:	August 10, 2008
Stated principal amount:	The closing price of CX ADSs on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of CX ADSs.
Issue price:	The closing price of CX ADSs on the pricing date (see “Commissions and issue price” below). The issuer may, however, determine the issue price to be a fraction of the closing price of CX ADSs.
Pricing date:	July , 2007
Original issue date:	July , 2007 (5 business days after the pricing date)
CUSIP:	617475645
Listing:
Application will be made to list the SPARQS on the American Stock Exchange LLC under the ticker symbol “CEQ,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS $	$	$
	Total $	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page 10 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Investment Overview
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM

SPARQS pay a relatively high fixed quarterly coupon compared to the dividend yield of the underlying ADSs in exchange for a limit on the opportunity for appreciation. Regardless of the stated maturity, SPARQS are callable by the issuer at any time after the first call date, typically 6 to 7 months from the issue date.  If called, the SPARQS will return the yield to call, inclusive of any coupons previously paid and accrued to the call date.  If not called, the SPARQS will return, at maturity, a fixed number of the underlying CX ADSs per SPARQS.  SPARQS are not principal protected.

CEMEX, S.A. de C.V. Overview

CEMEX, S.A. de C.V. is a cement manufacturer headquartered in Mexico.

CX ADSs are registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by CEMEX, S.A. de C.V. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-14946 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding CEMEX, S.A. de C.V. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

Information as of market close on June 21, 2007

Ticker:	CX
Current ADS Closing Price:	$38.95
52 Weeks Ago:	$26.96
52 Week Intraday High Price:	$41.36 (on 6/18/2007)
52 Week Intraday Low Price:	$25.79 (on 6/28/2006)
Current Dividend Yield:	2.454%

For additional information, please see “Information about the Underlying American Depositary Shares” in these preliminary terms.

July 2007	Page 2

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Key Investment Rationale

The SPARQS provide a defensive total return strategy linked to CX ADSs.

¡	8% coupon, which is higher than the current dividend yield of CX ADSs.

¡	Investors maintain some upside exposure to the underlying ADSs, limited to the yield to call.

¡	The coupon may offset potential capital losses if CX ADSs decrease over the term of the SPARQS.

¡	SPARQS are not principal protected.

Best Case Scenario	CX ADSs appreciate and SPARQS are called prior to maturity for a total annualized return equal to the yield to call. You will forgo any appreciation in CX ADSs beyond the yield to call.

Worst Case Scenario	CX ADSs depreciate at maturity and the SPARQS redeem for CX ADSs worth less than the stated principal amount of the SPARQS. You will still receive a quarterly coupon of 8% per annum if this occurs.

Summary of Selected Key Risks (see page 13)

¡	No guaranteed return of principal.

¡	Your return on the SPARQS is limited by the issuer’s call right.

¡	The SPARQS are subject to currency exchange rate risk.

¡	Secondary trading may be limited.

¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡
The maturity of the SPARQS will be accelerated if the closing price of CX ADSs on any two consecutive trading days is less than (i) $2.00 times (ii) the exchange ratio on the original issue date, and you will receive CX ADSs worth substantially less than the stated principal amount or even zero.

¡	CEMEX, S.A. de C.V. is not involved with this offering in any way. The issuer has not made any due diligence inquiry in connection with this offering.

¡	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect CX ADSs or the CX CPOs.

¡	Credit risk to Morgan Stanley whose credit rating is currently Aa3/A+.

¡	U.S. federal income tax consequences of an investment in the SPARQS are uncertain.

July 2007	Page 3

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 8% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by these preliminary terms.  At maturity, the SPARQS will pay a number of American Depositary Shares of CEMEX, S.A. de C.V, subject to the issuer’s right to call the SPARQS for cash at any time beginning February 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates

Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2007	July , 2007 (5 business days after the pricing date)	August 20, 2008, subject to postponement due to a market disruption event

Key Terms

Issuer:	Morgan Stanley

Underlying stock:	CEMEX, S.A. de C.V. American Depositary Shares (“ADSs”), each ADS representing ten Ordinary Participation Certificates (“CPOs”), each CPO representing two Series A shares and one Series B share.

Coupon:	8% per annum, payable quarterly beginning November 20, 2007.

Issue price:	CX ADSs closing price on the pricing date. The issuer may, however, determine the issue price to be a fraction of the closing price of CX ADSs. Please see "Syndicate Information" below.

Stated principal amount:	CX ADSs closing price on the pricing date. The issuer may, however, determine the stated principal amount to be a fraction of the closing price of CX ADSs.

Denominations:
CX ADSs closing price on the pricing date and integral multiples thereof.  The issuer may, however, determine the denominations to be a fraction of the closing price of CX ADSs and integral multiples thereof.

Interest payment dates:	November 20, 2007, February 20, 2008, May 20, 2008 and the maturity date.

Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into CX ADSs at the exchange ratio.

Exchange ratio:
The initial exchange ratio will be 1.0, subject to adjustment for corporate events; however, if the issuer determines to price the SPARQS at a fraction of the closing price of CX ADSs, the initial exchange ratio will be adjusted so that it represents that fraction.

Issuer call right:
Beginning on February 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Expected yield to call:	16-18% per annum on the stated principal amount (actual yield to call to be determined on the pricing date). See “Hypothetical Call Price Calculations” beginning on page 6.

First call date:	February 20, 2008

Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.

Final call notice date:	August 10, 2008

Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

July 2007	Page 4

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Market disruption event:
The following replaces “market disruption event” in the prospectus supplement for SPARQS in its entirety.

“Market disruption event” means, with respect to CX ADSs (or, if applicable, CX CPOs):

(i)      a suspension, absence or material limitation of trading of CX ADSs or CX CPOs on the primary market for CX ADSs or CX CPOs for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for CX ADSs or CX CPOs as a result of which the reported trading prices for CX ADSs or CX CPOs during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to CX ADSs or CX CPOs, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii)                 a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the SPARQS.

For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) limitations pursuant to New York Stock Exchange LLC (“NYSE”) Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization, the Securities and Exchange Commission (the “Commission”), the Mexican Stock Exchange of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on CX ADSs or CX CPOs by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to CX ADSs or CX CPOs and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to CX ADSs or CX CPOs are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price event acceleration:
The following replaces “Price Event Acceleration” in the prospectus supplement for SPARQS in its entirety.

Price Event Acceleration

If on any two consecutive trading days during the period prior to and ending on the third business day immediately preceding the maturity date, the product of the closing price of the CX ADSs and the exchange ratio is less than the acceleration trigger price, the maturity date of the SPARQS will be deemed to be accelerated to the third business day immediately following such second trading day.  If on any day CX ADSs are not listed on a United States national securities exchange and have not been replaced by CX CPOs or ordinary shares listed on a United States national securities exchange, the maturity date of the SPARQS will be deemed to be accelerated to the third business day following such date (such date or such second Trading Day referred to in the previous sentence, the “date of acceleration”).  Upon such acceleration, with respect to the stated principal amount of each SPARQS , we will deliver to The Depository Trust Company, as holder of the SPARQS, on the date of acceleration:
•  a number of shares of CX ADSs at the then current exchange ratio; and
•  accrued but unpaid interest to but excluding the date of acceleration plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled payments of interest on the SPARQS (excluding any portion of such payments of interest accrued to the date of acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment.
We expect such shares and cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of The Depository Trust Company and its direct and indirect participants.

Investors will not be entitled to receive the return of the stated principal amount of each SPARQS upon a price event acceleration.

July 2007	Page 5

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Antidilution adjustments:
The following replaces “Antidilution Adjustments” in the prospectus supplement for SPARQS in its entirety.

Antidilution Adjustments

The exchange ratio will be adjusted as follows:

1.      If the CX CPOs or ordinary shares are subject to a stock split or reverse stock split, then once such split has become effective, the exchange ratio will be will be proportionally adjusted; provided, however, that if (and to the extent that) CEMEX, S.A. de C.V. or the depositary for the CX ADSs has adjusted the number of CX CPOs or ordinary shares represented by each CX ADS so that the price of the CX ADSs would not be affected by such stock split or reverse stock split, no adjustment to the exchange ratio shall be made.

2.      If the CX CPOs or ordinary shares are subject (i) to a stock dividend (issuance of additional CX CPOs or ordinary shares are) that is given ratably to all holders of CX CPOs or ordinary shares or (ii) to a distribution of CX CPOs or ordinary shares as a result of the triggering of any provision of the corporate charter of CEMEX, S.A. de C.V., then once the dividend has become effective and the CX ADSs are trading ex-dividend, the exchange ratio will be proportionally adjusted; provided, however, that if (and to the extent that) CEMEX, S.A. de C.V. or the depositary for the CX ADSs has adjusted the number of CX CPOS or ordinary shares represented by each CX ADS so that the price of the CX ADSs would not be affected by such stock dividend or stock distribution, no adjustment to the exchange ratio shall be made.

3.      If CEMEX, S.A. de C.V. issues rights or warrants to all holders of the CX CPOs or ordinary shares to subscribe for or purchase CX CPOs or ordinary shares at an exercise price per share less than the closing price of the CX CPOs or ordinary shares, as applicable, on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the SPARQS, then the exchange ratio will be proportionally adjusted; provided, however, that if (and to the extent that) CEMEX, S.A. de C.V. or the depositary for the CX ADSs has adjusted the number of CX CPOS or ordinary shares represented by each CX ADS so that the price of the CX ADSs would not be affected by such rights or warrants, no adjustment to the exchange ratio shall be made.

4.      There will be no adjustments to the exchange ratio to reflect cash dividends or other distributions paid with respect to CX CPOs or ordinary shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends.  A cash dividend or other distribution with respect to CX ADSs will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for CX ADSs by an amount equal to at least 10% of the closing price of CX ADSs (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in CX ADSs on the primary U.S. organized securities exchange or trading system on which the CX ADSs are traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such closing price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to CX ADSs, the exchange ratio with respect to CX ADSs will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange ratio will equal the product of (i) the then current exchange ratio and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount.  If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the exchange ratio, the amount payable upon exchange at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the CX ADSs will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per CX ADS of such Extraordinary Dividend minus the amount per CX ADS of the immediately preceding non-Extraordinary Dividend for CX ADSs or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per CX ADS of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error.  A distribution on CX ADSs described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the exchange ratio pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.      Any of the following shall constitute a “Reorganization Event”:  (i) CX CPOs or ordinary shares are reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the underlying company, (ii) the underlying company has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the underlying company completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the underlying company is liquidated, (v) the underlying company issues to all of its shareholders equity securities of an issuer other than the underlying company (other than in a transaction described in clause

July 2007	Page 6

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

(ii), (iii) or (iv) above) (a “spinoff stock”) or (vi) CX CPOs or ordinary shares are the subject of a tender or exchange offer or going private transaction on all of the outstanding CX CPOs or ordinary shares.  If any Reorganization Event occurs, in each case as a result of which the holders of CX ADSs receive any equity security listed on a national securities exchange or traded on NASDAQ (a “Marketable Security”), other securities or other property, assets or cash (collectively “Exchange Property”), the amount payable upon exchange at maturity with respect to the stated principal amount of each SPARQS following the effective date for such Reorganization Event (or, if applicable, in the case of spinoff stock, the ex-dividend date for the distribution of such spinoff stock) and any required adjustment to the exchange ratio will be determined in accordance with the following:

(a)           if the CX ADSs continue to be outstanding, the CX ADSs (if applicable, as reclassified upon the issuance of any tracking stock) at the exchange ratio in effect on the third Trading Day prior to the scheduled maturity date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)           for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or spinoff stock or the receipt of any stock received in exchange for the CX ADSs, the number of shares of the New Stock received with respect to one share of the CX ADSs multiplied by the exchange ratio for the CX ADSs on the trading day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled maturity date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c)           for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)      if the combined value of the amount of Non-Stock Exchange Property received per CX ADS, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of CX ADSs is less than 25% of the closing price of the CX ADSs on the trading day immediately prior to the effective date of such Reorganization Event, a number of CX ADSs, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative closing prices of the CX ADSs and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the exchange ratio in effect for the CX ADSs on the trading day immediately prior to the effective date of such Reorganization Event, based on such closing prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of the CX ADSs or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the exchange ratio in subparagraph (a) above and/or the New Stock exchange ratio in subparagraph (b) above, as applicable, or

(ii)        if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the closing price of the CX ADSs on the trading day immediately prior to the effective date relating to such Reorganization Event or, if the CX ADSs are surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the exchange ratio in effect for the CX ADSs on the trading day immediately prior to the effective date of such Reorganization Event.  The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the S&P 500 Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the underlying company; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the SPARQS with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the S&P 500 Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the underlying company.  Each Reference Basket Stock will be assigned a Basket Stock exchange ratio equal to the number of shares of such Reference Basket Stock with a closing price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the exchange ratio in effect for the CX ADSs on the Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the amount payable upon exchange at maturity with respect to the stated principal amount of each SPARQS will be the sum of:

July 2007	Page 7

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

(x)   if applicable, the CX ADSs at the exchange ratio then in effect; and

(y)   if applicable, for each New Stock, such New Stock at the New Stock exchange ratio then in effect for such New Stock; and

(z)   if applicable, for each Reference Basket Stock, such Reference Basket Stock at the Basket Stock exchange ratio then in effect for such Reference Basket Stock.

In each case, the applicable exchange ratio (including for this purpose, any New Stock exchange ratio or Basket Stock exchange ratio) will be determined by the Calculation Agent on the third trading day prior to the scheduled maturity date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraphs 4 or 5 above, (i) references to “the underlying stock” in the prospectus supplement for SPARQS under “Description of SPARQS —No Fractional Shares,” “Description of SPARQS—General Terms of the SPARQS—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in the prospectus supplement for SPARQS to “the underlying stock” shall be deemed to refer to the Exchange Property into which the SPARQS are thereafter exchangeable and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires.  The New Stock exchange ratio(s) or Basket Stock exchange ratios resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five business days after the date of the Reference Basket Event.

In the event that CEMEX, S.A. de C.V. or the depositary for CX ADSs elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of CX CPOs or ordinary shares that are represented by each CX ADS, the exchange ratio on any trading day after the change becomes effective will be proportionately adjusted.

No adjustment to any exchange ratio (including for this purpose, any New Stock exchange ratio or Basket Stock exchange ratio) will be required unless such adjustment would require a change of at least 0.1% in the exchange ratio then in effect.  Adjustments to the exchange ratios will be made up to the close of business on the third trading day prior to the scheduled maturity date.

No adjustments to the exchange ratio or method of calculating the exchange ratio will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the closing price of the CX ADSs, including, without limitation, a partial tender or exchange offer for the CX ADSs, CX CPOs or ordinary shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the exchange ratio, any New Stock exchange ratio or Basket Stock exchange ratio or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the exchange ratio, or to the method of calculating the amount payable upon exchange at maturity of the SPARQS made pursuant to paragraph 5 above, upon written request by any investor in the SPARQS.

Risk factors:	Please see “Risk Factors” on page 13.

July 2007	Page 8

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

General Information

Listing:
Application will be made to list the SPARQS on the American Stock Exchange LLC under the ticker symbol “CEQ,” subject to meeting the listing requirements.  We do not expect to announce whether the SPARQS will meet such requirements prior to the pricing of the SPARQS.  If accepted for listing, the SPARQS will begin trading the day after the pricing date.

CUSIP:	617475645

Minimum ticketing size:	100 SPARQS

Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the Issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with the Issuer to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the Issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  Assuming the characterization of the SPARQS as set forth above is respected, a portion of the stated interest payments on the SPARQS will be treated as the Yield on the Deposit, and the remainder will be attributable to the Contract Fees, as described in the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS.”  The Yield on the Deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for SPARQS.

However, neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of the CX ADSs should a holder receive CX ADSs at maturity.  In addition, neither we nor our counsel has undertaken to ascertain whether the issuer of the CX ADSs would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”).  Thus, this summary does not address any U.S. federal income tax consequences to a U.S. investor, including the possible application either of the PFIC rules under Section 1297 or of the “constructive ownership” rule under Section 1260 of the Code, if the issuer of the CX ADSs were to be treated as a PFIC.  Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in and ownership of the SPARQS.

Assuming the characterization of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income.  The Issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the issue price.  Upon physical settlement of the terminable forward contract at maturity, a U.S. Holder generally will not recognize any gain or loss with respect to the underlying equity received and will have a tax basis in the underlying equity received equal to the issue price.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of investing in the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders (as defined in the accompanying prospectus supplement for SPARQS) will generally be withheld upon at a rate of 30%.   See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

July 2007	Page 9

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the SPARQS by taking positions in the underlying CX ADSs or CX CPOs and in options contracts on the underlying CX ADSs or CX CPOs listed on major securities markets.  Such purchase activity could increase the price of the underlying CX ADSs, and, accordingly, could increase the issue price of the SPARQS, and therefore, the price at which the underlying CX ADSs must close before you would receive for each SPARQS at maturity an amount of CX ADSs worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “ERISA” in the prospectus supplement for SPARQS.

Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

Syndicate Information
Issue Price	Selling Concession	Principal Amount of SPARQS for any single investor
100%	1.625%	<$999K
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering.

July 2007	Page 10

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Hypothetical Call Price Calculations
The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following hypothetical terms:
Original issue date:	July 31, 2007
Interest payment dates:	November 20, 2007, February 20, 2008, May 20, 2008 and the maturity date.
Yield to call:	17% per annum (computed on the basis of a 360-day year of twelve 30-day months)
Stated principal amount:	$40.00 per SPARQS
Interest rate:	8% per annum
Discount factor:	1 / 1.17[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the hypothetical yield to call rate of 17% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the hypothetical terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on February 20, 2008 (first call date)

Call price received:                                                                                   $41.8288

Total amount received over the term of the SPARQS:                            $43.6066

Call on March 31, 2008 (random interim call date)

Call price received:                                                                                   $42.2005

Total amount received over the term of the SPARQS:                            $44.3427

Call on August 20, 2008 (maturity date)

Call price received:                                                                                   $43.6125

Total amount received over the term of the SPARQS:                            $46.9903

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of February 20, 2008 based upon the hypothetical terms set forth above.

July 2007	Page 11

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

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The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

–	For example, the present value of all of the interest payments for the hypothetical call date of February 20, 2008 is $1.6652 ($0.9320 + $0.7332).

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Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

–	For example, for the hypothetical call date of February 20, 2008, the present value of the call price is $38.3348 ($40.0000 - $1.6652).

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The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

–
For the hypothetical call date of February 20, 2008, the call price is therefore $41.8288, which is the amount that, if paid on February 20, 2008, has a present value on the original issue date of $38.3348, based on the applicable discount factor.

The call price calculated in the following table is based upon the hypothetical terms set forth above and the sample call date of February 20, 2008. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
July 31, 2007	($40.00)					0	0.00000	100.000%
November 20, 2007		$0.9778			$0.9778	110	0.30556	95.316%	$0.9320
Call date (February 20, 2008)			$0.8000		$0.8000	200	0.55556	91.647%	$0.7332
Call date (February 20, 2008)				$41.8288	$41.8288	200	0.55556	91.647%	38.3348
Total amount received on the call date: $42.6288
Total amount received over the term of the SPARQS: $43.6066

1   The call price of $41.8288 is the dollar amount that has a present value of $38.3348, which has been discounted to the original issue date from the call date at the yield to call rate of 17% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $40.00 per SPARQS.
2   Based upon a 360-day year of twelve 30-day months.
3   Discount factor = 1 / 1.17x, where x is years from original issue date to, and including, the applicable payment date.

July 2007	Page 12

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

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No guaranteed return of principal.  If, at maturity, the closing price of CX ADSs has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

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The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning February 20, 2008, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 16-18% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 16-18% per annum on the stated principal amount of the SPARQS to the call date.

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Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of CX ADSs and CX CPOs on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from CX ADSs or CX CPOs.  Other factors that may influence the value of the SPARQS include: the volatility of CX ADSs and CX CPOs, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on CX ADSs and CX CPOs (including the extent to which holders of the CX ADSs may or may not participate in dividends on CX CPOs), the issuer’s creditworthiness and the occurrence of certain events affecting CEMEX, S.A. de C.V. that may or may not require an adjustment to the exchange ratio.

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The SPARQS are subject to currency exchange rate risk.  CX ADSs, which are quoted and traded in U.S. dollars, may trade differently from CX CPOs, which are quoted and traded in Mexican pesos.  Fluctuations in the exchange rate between the peso and the U.S. dollar may affect the U.S. dollar equivalent of the peso price of CX CPOs on the Mexican Stock Exchange and, as a result, may affect the market price of the CX ADSs, which may consequently affect the market value of the SPARQS.  See “Information about the Underlying American Depositary Shares—Currency Exchange Rate Information” below.

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and

July 2007	Page 13

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

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Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of CX ADSs on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

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No shareholder rights.  Investing in SPARQS is not equivalent to investing in CX ADSs or CX CPOs.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to CX ADSs or CX CPOs.

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The SPARQS may become exchangeable into the American Depositary Shares or common stock of companies other than CEMEX, S.A. de C.V.  Following certain corporate events relating to CX ADSs or CX CPOs, you will receive, at maturity, either the common stock or American Depositary Shares of three companies in the same industry group as CEMEX, S.A. de C.V. in lieu of, or in addition to, CX ADSs or the ordinary shares or American Depositary Shares of a successor corporation to CEMEX, S.A. de C.V.  For these SPARQS, the three companies would be selected from the S&P 500® Index.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

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Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting CX ADSs or CX CPOs, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of CX ADSs payable at maturity, the market price of the SPARQS may be materially and adversely affected.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

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The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the Issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

July 2007	Page 14

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the SPARQS, the timing and character of income on the SPARQS might differ from the tax treatment described in the Tax Disclosure Sections.  The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the prospectus supplement for SPARQS.

Other Risk Factors

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Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  The issuer will apply to list the SPARQS on the American Stock Exchange LLC under the symbol “CEQ.”  For a security to be listed on the AMEX, the AMEX requires, among other things, that there be 1 million units and 400 holders of such security.  It is not possible to predict whether the SPARQS will meet the requirements for listing or trade in the secondary market and we do not expect to announce whether or not the SPARQS will meet those requirements prior to the pricing of the SPARQS.  In addition, the SPARQS could be delisted under certain circumstances, such as the delisting of the underlying CX ADSs.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

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No affiliation with CEMEX, S.A. de C.V.  CEMEX, S.A. de C.V. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to CEMEX, S.A. de C.V. in connection with this offering.

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Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade CX ADSs or CX CPOs on a regular basis, are potentially adverse to your interests as an investor in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could adversely affect the price of CX ADSs on the pricing date and at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of CX ADSs and, accordingly, potentially increase the issue price of the SPARQS and, therefore, the price at which CX ADSs must close before you would receive at maturity an amount of CX ADSs worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of CX ADSs at maturity and, accordingly, if the issuer has not called the SPARQS, the value of CX ADSs, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

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Morgan Stanley may engage in business with or involving CEMEX, S.A. de C.V. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with CEMEX, S.A. de C.V. without regard to your interests, and thus may acquire non-public information about CEMEX, S.A. de C.V.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to CEMEX, S.A. de C.V., which may or may not recommend that investors buy or hold CX ADSs or CX CPOs.

July 2007	Page 15

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Information about the Underlying American Depositary Shares

CEMEX, S.A. de C.V.  CEMEX, S.A. de C.V. (NYSE: CX) is a cement manufacturer headquartered in Mexico.

CX ADSs are registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by CEMEX, S.A. de C.V. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 001-14946 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding CEMEX, S.A. de C.V. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

These preliminary terms relate only to the SPARQS offered hereby and do not relate to CX ADSs or other securities of CEMEX, S.A. de C.V.  The issuer has derived all disclosures contained in these preliminary terms regarding CEMEX, S.A. de C.V. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to CEMEX, S.A. de C.V.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding CEMEX, S.A. de C.V. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of CX ADSs.

July 2007	Page 16

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Historical Information

The following table presents the published high and low closing prices of CX ADSs for 2004, 2005, 2006 and 2007 through June 21, 2007.  The closing price of CX ADSs on June 21, 2007 was $38.95.  The associated graph shows the closing prices for CX ADSs for each day over the 13-month period from May 21, 2006 to June 21, 2007.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of CX ADSs as an indication of future performance.

(CUSIP 151290889)	High	Low	Dividends
2004
First Quarter	14.1519	12.5525	-
Second Quarter	14.7641	12.4719	0.484051
Third Quarter	14.8068	12.9559	-
Fourth Quarter	17.3220	13.0129	-
2005
First Quarter	20.0841	16.4963	-
Second Quarter	20.4827	16.3159	0.569089
Third Quarter	25.2475	19.9607	-
Fourth Quarter	29.0773	22.5803	-
2006
First Quarter	31.4549	26.8610	-
Second Quarter	34.9913	23.2690	0.028337
Third Quarter	29.8671	26.5973	-
Fourth Quarter	33.0685	29.2131	-
2007
First Quarter	36.6799	31.2628	-
Second Quarter (through June 21, 2007)	40.8200	31.5166	0.024539

Historical prices with respect to CX ADSs have been adjusted for a two-for-one stock split that was effected on July 21, 2006.  The issuer makes no representation as to the amount of dividends, if any, that CEMEX, S.A. de C.V. will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on CX ADSs.

July 2007	Page 17

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Mexican peso exchange rates for each quarter from January 1, 2002 through June 21, 2007.  We obtained the exchange rates listed below from Bloomberg Financial Markets and we believe such information to be accurate.  The historical exchange rates for the Mexican peso should not be taken as an indication of future performance.

Mexican peso Historical High, Low and Period End Exchange Rates January 1, 2002 through June 21, 2007 (expressed as units of Mexican peso per U.S. dollar)

Mexican peso	High	Low	Period End
2002
First Quarter	9.2765	9.0025	9.0350
Second Quarter	9.9550	9.0020	9.9465
Third Quarter	10.2855	9.6473	10.2065
Fourth Quarter	10.4530	9.9429	10.3700
2003
First Quarter	11.2300	10.3565	10.7700
Second Quarter	10.7970	10.1160	10.4570
Third Quarter	11.0530	10.3690	10.9860
Fourth Quarter	11.3785	10.9450	11.2285
2004
First Quarter	11.2213	10.8073	11.1251
Second Quarter	11.6698	11.1470	11.4865
Third Quarter	11.5935	11.3315	11.3820
Fourth Quarter	11.5373	11.0980	11.1470
2005
First Quarter	11.3818	10.9853	11.1702
Second Quarter	11.2445	10.7420	10.7490
Third Quarter	10.9090	10.5790	10.7590
Fourth Quarter	10.9535	10.4217	10.6349
2006
First Quarter	11.0160	10.4352	10.8740
Second Quarter	11.4806	10.8520	11.3400
Third Quarter	11.2500	10.7713	10.9837
Fourth Quarter	11.0914	10.7317	10.8188
2007
First Quarter	11.2083	10.8277	11.0448
Second Quarter (through June 21, 2007)	11.0180	10.7155	10.8165

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the

July 2007	Page 18

8% SPARQS
Mandatorily Exchangeable for
American Depositary Shares of CEMEX, S.A. de C.V.

availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

July 2007	Page 19